Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Yuri Brodsky
WorldSpace, Inc.
301-960-1260 ybrodsky@worldspace.com

Media Contact: Judith Pryor
WorldSpace, Inc.
301-960-1242 jpryor@worldspace.com

WORLDSPACE ANNOUNCES THIRD QUARTER 2005 RESULTS

WorldSpace Finishes the Quarter with More Than 75,000 Subscribers,

Grows Subscriber Revenue 232%

SILVER SPRING, MD, November 7, 2005 — WorldSpace, Inc. (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today reported its financial and operating results for the third quarter ended September 30, 2005.

WorldSpace finished the quarter with 75,071 subscribers. The Company added 11,141 subscribers in the third quarter this year, an increase of 78 percent over the 6,253 subscribers added in third quarter of 2004. In India, the Company has 35,670 subscribers at the end of the third quarter, of which 7,737 were added between July and September, an increase of 114% over the 3,616 added in the third quarter of 2004. In addition, WorldSpace added over 12,000 subscribers in India in October 2005 as part of its holiday marketing campaign.

At the end of the third quarter, WorldSpace distributed its satellite radio services to six cities in India, consisting of Mumbai, Delhi, Bangalore, Chennai, Hyderabad and Kochi. In addition services in Pune and Ahmedabad were launched in October. WorldSpace’s market distribution is now available to a population of more than 50 million, including nearly 29 million households in the segment of the population that WorldSpace is targeting.

“During the third quarter we have made operational progress that puts us well on the path of delivering strong subscriber growth. This growth is clearly visible in our successful October holiday marketing campaign,” said Noah Samara, WorldSpace’s Chairman and CEO. “We have significantly increased our marketing and retail presence in key cities in India, expanded our content offering to further enhance an attractive value proposition to the consumer and improved our distribution. We continued to make progress in our business development activities in Europe and in addition in October, we obtained terrestrial repeater licenses in Dubai and Bahrain, the first terrestrial repeater licenses for mobile satellite radio outside of North America, and rolled out new marketing initiatives to the US military and government personnel stationed in our coverage area.”

Quarterly Revenue Accelerates

For the third quarter of 2005, WorldSpace reported quarterly revenues of approximately $2.4 million, representing a 51 percent increase compared with revenues of approximately $1.6 million for the third quarter of 2004. Subscriber revenue increased 232 percent to approximately $1.0 million for the third quarter of 2005 compared with subscriber revenue of approximately $0.3 million for the third quarter of 2004.

Net Loss Narrows

WorldSpace recorded a net loss for the third quarter 2005 of $15.4 million or $0.48 per share, compared with a net loss of $57.3 million or $9.90 per share for the third quarter of 2004, a period that included $30.6 million in interest charges. WorldSpace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $29.1 million for the third quarter of 2005, compared with an EBITDA loss of $12.1 million for the third quarter of 2004.

Accelerated Marketing Campaign

WorldSpace continued to ramp up its marketing campaign during the third quarter of 2005. During the third quarter of 2005, blended Cost Per Gross Addition (CPGA) was $407, compared with $128 CPGA during the third quarter of 2004. Blended CPGA includes fully-loaded cost to acquire each new subscriber in India and in its other markets and includes Subscriber Acquisition Costs and other marketing expenses such as advertising and point of sale materials. India CPGA during the three-month period ended September 30, 2005 was $508, compared with $97 for the third quarter of 2004, representing a significant ramp-up in marketing activities this year. WorldSpace’s blended SAC for the third quarter of 2005 was $27 per subscriber, while the India SAC for the three-month period was $38 per subscriber. In the third quarter 2005, WorldSpace spent $4.9 million on advertising and marketing expenses, of which $4.1 million was spent in India.

Improved Liquidity from IPO

WorldSpace had total cash, cash equivalents and marketable securities of $296.5 million as of September 30, 2005. This improved liquidity position resulted primarily from additional financing of approximately $244 million raised during the third quarter of 2005.

On August 9, 2005, WorldSpace completed its initial public offering (IPO) of its Class A common stock of 11.5 million shares, raising a total of approximately $221 million in net proceeds for WorldSpace.

On July 18, 2005, WorldSpace issued to XM Satellite Radio Holdings Inc. 1,562,500 shares of Class A Common Stock for an aggregate purchase price of $25 million. In connection with this transaction, WorldSpace entered into a global satellite radio cooperation agreement with XM pursuant to which both entities each agreed to cooperate with one another on receiver technology, terrestrial repeater technology, OEM and third party distribution relationships, content opportunities and new applications and services. In addition, Gary Parsons, Chairman of the Board of Directors of XM, was elected to the WorldSpace board of directors. In connection with the transaction, WorldSpace also granted to XM a performance-based warrant to purchase 1,785,714 shares of Class A Common Stock.

Conference Call

WorldSpace plans to hold a conference call to discuss these results on Monday, November 7, 2005, at 4:30 pm. The call will also be available as a webcast, which can be accessed via the company’s website, www.worldspace.com, by following the links to investor relations and webcasts. To participate in the call, please dial 1-866-700-7441, using passcode 94605436; internationally, the call may be accessed by dialing 1-617-213-8839 using the same passcode. The call will be available as an archived webcast beginning approximately one hour after completion in the investor relations section of the company’s website.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About WorldSpace

WorldSpace (NASDAQ: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WorldSpace delivers the latest tunes, trends and information from around the world and around the corner. WorldSpace subscribers benefit from a unique combination of local programming, original WorldSpace content and content from leading brands around the globe including the BBC, CNN, Virgin Radio, NDTV and RFI. WorldSpace’s satellites cover two-thirds of the globe with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WorldSpace Satellite Radios anytime and virtually anywhere in its coverage area. WorldSpace is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit www.worldspace.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

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FINANCIAL TABLES FOLLOW

RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited, in thousands)		(unaudited, in thousands)
STATEMENT OF OPERATIONS DATA:
REVENUE:
Subscription revenue	$959	$289	$2,554	$599
Equipment revenue	670	288	1,646	1,510
Other revenue	724	979	3,035	4,200

Total revenue	2,353	1,556	7,235	6,309

OPERATING EXPENSES:
Satellite and transmission, programming and other	5,028	2,846	11,898	9,366
Cost of equipment	998	410	2,022	1,425
Selling, general and administrative	17,571	8,474	39,172	21,739
Stock-based compensation	9,258	810	10,246	2,499
Depreciation and amortization	14,732	14,681	44,136	45,022

Total operating expenses	47,587	27,221	107,474	80,051

Loss from Operations	(45,234)	(25,665)	(100,239)	(73,742)

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt	—	—	14,130	—

Interest income	2,044	109	3,647	323

Interest expense	(2,336)	(30,611)	(7,498)	(85,389)

Other	1,389	(1,107)	2,312	(414)

Loss before income taxes	(44,137)	(57,274)	(87,648)	(159,222)

INCOME TAX BENEFIT	28,719	—	40,961	—

Net loss	$(15,418)	$(57,274)	$(46,687)	$(159,222)

	September 30, 2005	December 31, 2004
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$63,047	$154,362
Restricted cash and marketable securities	242,108	1,775
Satellites and related systems, property and equipment, net	428,060	470,857
Total assets	764,709	649,087
Total debt	155,000	155,000
Contingent royalty obligation	1,814,175	1,814,175
Total liabilities	2,240,117	2,338,493
Total stockholders’ equity	(1,475,408)	(1,689,406)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
	(in thousands, except per share and subscriber data)
PER SHARE DATA – basic and diluted:
Net loss per share	$(0.48)	$(9.90)	$(1.78)	$(27.52)

Weighted average shares outstanding	32,024	5,785	26,160	5,785

SELECTED OPERATING DATA

NET SUBSCRIBER ADDITIONS	11,141	6,253	40,801	13,742

India	7,737	3,616	27,335	5,376
Rest of World (ROW)	3,404	2,637	13,466	8,366

TOTAL EOP SUBSCRIBERS	75,071	18,725	75,071	18,725
India	35,670	5,376	35,670	5,376
ROW	39,401	13,349	39,401	13,349

ARPU [1]	$4.43	$6.00	$4.83	$6.46
India	2.73	2.12	2.56	1.89
Rest of World (ROW)	5.86	6.61	6.49	6.84

SAC [2]	$27	$1	$11	$2
India	38	9	23	19
Rest of World (ROW)	5	0	0	0

CPGA [3]	$407	$128	$200	$122
India	508	97	310	154
Rest of World (ROW)	202	181	78	111

Notes:

1	Average Revenue per Subscriber (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.
2	Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but do not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.
3	Cost Per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
	(in thousands, except per share and subscriber data)
EBITDA reconciliation:
Net loss	$(15,418)	$(57,274)	$(46,687)	$(159,222)
Less: Interest income	(2,044)	(109)	(3,647)	(323)
Plus: Interest expense	2,336	30,611	7,498	85,389
Less: Income tax benefit	(28,719)	—	(40,961)	—
Plus: Depreciation and amortization	14,732	14,681	44,136	45,022

EBITDA	$(29,113)	$(12,091)	$(39,661)	$(29,134)